                                                                   EXHIBIT 10.11



          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                        DEVELOPMENT AND LICENSE AGREEMENT


         This Development and License Agreement (the "Agreement") is made and entered into as of this 28th day of June, 1996 between SEAGATE TECHNOLOGY, INC., a Delaware corporation, with offices at 920 Disc Drive, Scotts Valley, California 95066 ("Seagate"), and DRAGON SYSTEMS, INC., a Delaware corporation, with offices at 320 Nevada Street, Newton, Massachusetts 02160 ("Dragon Systems").

         WHEREAS, Dragon Systems is developing the voice recognition software described in Exhibit A hereto; and

         WHEREAS, the parties desire that Dragon Systems complete development of, and license to Seagate, this software on the terms and conditions set forth herein;

         In consideration of the mutual promises contained herein, Seagate and Dragon Systems agree as follows:

         1.       Definitions.

                  The following terms shall have the following meanings herein:

                  1.1 "Software" shall mean all current and future versions during the term of this Agreement of the software described in Exhibit A hereto, including all Dragon Systems New Versions of the Software and all Dragon Systems user documentation with respect thereto.

                  1.2 "New Version" of the Software means each error correction, improvement, update, new version, new release, or other modification or addition to the Software.

                  1.3 "Development Task" shall mean the development of the Software to be performed by Dragon Systems pursuant to this Agreement and Exhibit B.

                  1.4 "Deliverables" shall mean the items, if any, to be delivered by Dragon Systems to Seagate in connection with each Milestone, as set forth in Exhibit B.

                  1.5 "Specifications" shall mean the technical and other specifications for the Deliverables and Development Task, as set forth in Exhibit B.

                  1.6 "Development Schedule" shall mean the schedule for completion of the Development Task, as set forth in Exhibit B.

                  1.7 "Milestone" shall mean each development milestone identified in Exhibit B.

                  1.8 "Aggregate Payment Cap" for each Milestone shall mean the amount so specified in Exhibit B. This amount specifies the maximum aggregate amount payable by Seagate for completion of that Milestone and all prior Milestones.

                  1.9 "Status Report" shall have the meaning specified therefor in Section 2.2 below.

                  1.10 "Development Costs" means all direct expenses plus certain related overhead expended towards the development of the Software by Dragon Systems pursuant to this Agreement. Overhead is defined as engineering overhead only (non-S, G, & A) which would encompass such expenses as facilities overhead costs, miscellaneous equipment and supplies, equipment depreciation, travel, and MIS support. Direct expenses shall include direct payroll expenses, and any other direct expenses specifically related to the development of the Software. In the event that \s\ JKB \s\SL Dragon Systems employees engage in extraordinary travel, Seagate will be charged only such extraordinary travel expenses as are directly attributable to the Development Task.

                  1.11 "Complete" or "Completion," with respect to development of the Software, shall mean that Dragon Systems has certified and Seagate has confirmed that development and testing of the Software have been completed by Dragon Systems, and that the Software and related documentation are fully ready for commercial use and distribution.

                  1.12 "Net Revenue" of a party with respect to a product means
(i) the aggregate license fees and other revenue received by the party from the licensing and distribution of the product, but only from licensing and distribution of the product and not including such ancillary revenue as fees received from support, maintenance, installation, technical assistance, or consulting, and not including freight, taxes, insurance, and similar ancillary charges, less (ii) credits for refunds and returns.

                  1.13 "Source Code" means the source code for the Software, in printed, machine readable, and any other form and including all existing comments, and all test suites and technical and other documentation reasonably necessary for a reasonably skilled programmer to understand and use the source code.

                  1.14 "Affiliate" of a party means any entity which controls, is controlled by, or is under common control with that party, where "control" means ownership or control, direct or indirect, of more than fifty percent (50%) of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body of the entity.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


         2.       Development.

                  2.1      Development.

                           (a) Dragon Systems agrees to use its best efforts to
perform the Development Task in accordance with the Specifications and task description in Exhibit B, including without limitation completion of the Development Task, and each Milestone, and delivery to Seagate of all applicable Deliverables, in accordance with the Development Schedule. Upon completion of each Milestone, Dragon Systems shall deliver to Seagate all applicable Deliverables, including documentation, for evaluation by Seagate.

                           (b) Dragon Systems agrees not to engage in any work
or services on its behalf or for any other party which would jeopardize or conflict with its obligations under this Agreement.

                           (c) Dragon Systems agrees to complete development of
the Software no later than [**] after Dragon Systems incurs [**] in performance of the Development Task.

                  2.2      Status Reports.

         Within twenty (20) days after the end of each calendar quarter, Dragon Systems shall deliver to Seagate a written report (the "Status Report") describing in reasonable detail the status of the development of the Software, including without limitation the then current status of completed development, development accomplished during the preceding calendar quarter, known problems and the anticipated effect on the project, current and planned staffing, whether Dragon Systems expects to meet the Development Schedule, Specifications, and other aspects of the Development Exhibit and, if not, the variations, any other information pertaining to the development of the Software that would reasonably be of interest to Seagate, as well as any information specifically and reasonably requested by Seagate. Dragon System represents and warrants that each Status Report will be reasonably complete and accurate, and Dragon System agrees to update each Status Report, prior to the delivery of the next quarterly Status Report, in the event major problems or other major variations are encountered. Dragon Systems will also respond to reasonable inquiries from time to time from Seagate concerning the development project.

                  2.3      Acceptance.

                  Upon delivery to Seagate of the Deliverables for each Milestone, Seagate shall test and evaluate such Deliverables for conformity to the Development Task description and Specifications. Seagate shall provide Dragon Systems within fourteen (14) days after delivery of such materials with written acceptance thereof, or a statement of defects to be corrected. Dragon Systems shall promptly correct such defects and return the corrected Deliverables for retesting and reevaluation, and Seagate shall within fourteen
(14) days after such redelivery provide Dragon Systems with written acceptance or a statement of defects. The parties shall repeat this procedure until acceptance of the Deliverables or termination of this Agreement by Seagate.

         3.       Ownership.

                  Dragon Systems will retain ownership of the Software, and no ownership of the Software is transferred to Seagate by this Agreement. Seagate, however, shall retain ownership of any modifications, New Versions, or other derivative works prepared by or for Seagate, subject to Dragon Systems' ownership of the underlying Software.

         4.       Software License.

                  4.1 Object Code. Dragon Systems grants to Seagate, under all intellectual property rights with respect thereto, a worldwide, perpetual, irrevocable (subject only to Section 10.2 below) license, with right to sublicense, to reproduce, have reproduced, use, import, and distribute the Software, alone and/or integrated with other software, products, or other items, and directly to end users and/or through third parties. This license extends to the Software in executable code, object code, and any other form except Source Code. Seagate will reproduce Dragon Systems' copyright notice in any copy of the Software or any portion thereof.

                  4.2 Source Code. Dragon Systems grants to Seagate a worldwide, perpetual, irrevocable (subject only to Section 10.2 below) license to reproduce, use, modify and otherwise prepare derivative works of the Source Code and derivative works thereof. Seagate, however, agrees not to exercise any rights with respect to the Source Code until it is rightfully in possession of the Source Code. It is understood that Seagate's right to obtain and possess the Source Code is set forth exclusively in Section 4.5 below and the escrow agreement referenced therein. The license granted to Seagate pursuant to Section
4.1 above shall extend to any modifications, New Versions, or other derivative works of the Software prepared by Seagate pursuant to this section. Seagate shall own each such modification, New Version, or other derivative work, subject to Dragon Systems' retention of ownership of the underlying Software. Seagate shall be entitled to retain consultants or other subcontractors to exercise its rights pursuant to this section, subject to confidentiality obligations substantially similar to those set forth in

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Sections 9.1, 9.2, and 9.3 below. Seagate shall protect the Source Code with precautions similar to those used for its own software source code, and shall restrict access to the Source Code to employees, consultants, and subcontractors with a need for such access pursuant to this Agreement.

                  4.3 Exclusivity. Seagate's license to distribute the Software, pursuant to Section 4.1 above, shall be exclusive. Dragon Systems shall refer to Seagate all customer requests for Software. Except for this exclusive license to distribute the Software, the licenses and rights granted to Seagate in Sections
4.1 and 4.2 above shall be co-exclusive, i.e., Dragon Systems shall retain the right itself to also exercise the rights granted to Seagate, but Dragon Systems shall not grant, and represents and warrants that it has not granted, such rights, or any of them, to any third party.

                  4.4 Object Code Delivery. Within [**] after Completion of development of the Software, Dragon Systems shall deliver to Seagate one master copy of the Software in object code or executable form, suitable for reproduction and use pursuant to this Agreement. Dragon Systems shall promptly provide to Seagate each New Version of these materials as such New Version is created by or for Dragon Systems.

                  4.5 Source Code Delivery. Upon written request of Seagate, Dragon Systems shall immediately deliver to a third party escrow company selected by Seagate, pursuant to an escrow agreement substantially in the form attached hereto as Exhibit E, one copy of the Source Code (in machine readable form suitable for use by Seagate). The Source Code shall be released and delivered to Seagate as set forth in the escrow agreement, which shall be limited to release only if (i) Dragon Systems dissolves or liquidates, or takes any corporate or other action to achieve dissolution or liquidation, or Dragon Systems ceases to conduct business in the normal course, or (ii) both (A) Dragons Systems is a debtor in a bankruptcy proceeding or other proceeding for the general settlement of its debts, or a receiver or other official is appointed for all or substantially all of Dragon Systems' assets, or Dragon Systems makes a general assignment for the benefit of creditors, and (B) Dragon Systems is unable to perform its obligations pursuant to Section 8 below. Dragon Systems shall promptly provide to the escrow company each New Version of these materials as such New Version is created by or for Dragon Systems. Seagate shall be responsible for the fees of the escrow company.

         5. Dragon Systems Representations, Warranties, and Indemnities.

            5.1 Dragon Systems represents and warrants on a continuing basis:

                           (a) Corporate Authority. Dragon Systems has the right
to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has the power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder, and has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

                           (b) No Conflicts. The execution, delivery and
performance by Dragon Systems of this Agreement and each other agreement, document, or instrument now or hereafter executed and delivered by Dragon Systems pursuant thereto or in connection herewith will not: (i) conflict with or violate the articles or certificate of incorporation or by-laws of Dragon Systems or any provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to Dragon Systems, its employees, or its or their actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Dragon Systems is a party or by which any of its property is bound. Dragon Systems represents and warrants that it is under no obligation or restriction, and agrees that it will not assume any obligation or restriction or take any action, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest, concerning Dragon Systems' performance under this Agreement or would restrict any of the rights and licenses granted to Seagate herein.

                           (c) Ownership. Dragon Systems owns and will own the
Software or otherwise has and will have the right and power to grant the licenses and other rights granted to Seagate hereunder.

                           (d) Independent Work. With exception of Text-to-
Speech \s\ JKB \s\SL, which may be licensed from a third party, the Software has been and will have been independently created by Dragon Systems' employees, agents, and consultants, and use and distribution of the Software by Seagate as contemplated herein will not depend on the acquisition of rights from any third party.

                           (e) No Infringement or Claims. To the best of Dragon
Systems' knowledge and belief, neither the Software nor the exercise by Seagate of any of the rights granted hereunder, will infringe any intellectual property or other right of any third party. There is no pending litigation or claim nor, to the best of Dragon Systems' knowledge and belief, the basis for any claim, that Dragon Systems does not own the Software or that the exercise by Seagate of any right granted hereunder with respect thereto will infringe any intellectual property right of any third party.

                  5.2 Infringement Indemnity. Dragon Systems agrees to defend any claim or action against Seagate or any of Seagate's sublicensees or any of their direct or indirect customers, to the extent alleging that the Software, or any portion thereof, infringes any third party US. or Canadian patent, worldwide copyright, or other intellectual property right (other than trademarks), and Dragon Systems agrees to pay all damages awarded, or settlements entered into, in connection therewith. Seagate agrees to notify Dragon Systems in a timely fashion of each such claim or action, and agrees to provide to Dragon Systems reasonable assistance (at Dragon Systems' expense) in connection therewith and to provide to Dragon Systems the right to control the defense or settlement of the claim or action, provided that any settlement shall be subject to the prior written approval of Seagate, which approval shall not be unreasonably withheld. Seagate shall be entitled to participate in the defense of any such claim or action at its expense, provided that if Dragon Systems is financially or otherwise unable to properly undertake the defense of the claim or action, Seagate shall be entitled to do so at Dragon Systems' expense. If the Software, or any portion thereof, is held to infringe any U.S. or Canadian patent, worldwide copyright, or other intellectual property right, or its use or distribution, or the exercise of any other right granted to Seagate, is enjoined, Dragon Systems will use its best efforts to modify or replace the Software with equivalent, noninfringing software, or to obtain all necessary rights with respect thereto to enable continued use and distribution of the Software and for Seagate to continue to exercise all rights and licenses granted to Seagate in this Agreement. If, in Dragon Systems' reasonable judgment, the Software, or any portion thereof, is likely to be held to infringe any U.S. or Canadian patent, worldwide copyright, or other intellectual property right, or its use or distribution, or the exercise of any other right granted to Seagate, is likely to be enjoined, Dragon Systems may modify or replace the Software with equivalent, noninfringing software, or to obtain all necessary rights with respect thereto to enable continued use and distribution of the Software and for Seagate to continue to exercise all rights and licenses granted to Seagate in this Agreement. Dragon Systems shall have no liability or obligation pursuant to this section, however, to the extent the claim or action is caused by modification of the Software (other than by Dragon Systems) or combination of the Software with items not supplied by Dragon Systems.

         6. Seagate Representations and Warranties. Seagate represents and warrants on a continuing basis:

                  6.1 Corporate Authority. Seagate has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder, and has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

                  6.2 No Conflicts. The execution, delivery and performance by Seagate of this Agreement and each other agreement, document, or instrument now or hereafter executed and delivered by Seagate pursuant thereto or in connection herewith will not: (i) conflict with or violate the articles of incorporation or by-laws of Seagate or any

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to Seagate or its actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Seagate is a party or by which any of its property is bound.

         7.       Fees and Royalties.

                  7.1 Engineering Fee. Together with each Milestone delivery by Dragon Systems pursuant to Section 2.1(a) above, Dragon Systems shall submit to Seagate a detailed description of Development Costs incurred by Dragon Systems, since completion of the preceding Milestone, in developing the Software pursuant to this Agreement, substantially in the form attached hereto as Exhibit C and signed and certified as correct by the chief financial officer of Dragon Systems. Within [**] after Seagate's acceptance of the Milestone as complete pursuant to Section 2.3 above, Seagate shall pay to Dragon Systems, as a nonrefundable engineering fee, the amount of such Development Costs, plus any such Developments Costs incurred and reported by Dragon Systems for prior Milestones but not paid by Seagate due to the Aggregate Payment Cap, provided that the aggregate payments by Seagate upon completion of each Milestone, for that Milestone and all prior Milestones, shall not exceed the associated Aggregate Payment Cap specified in Exhibit B for that Milestone. In no event shall Seagate be obligated to pay to Dragon Systems in excess of [**] pursuant to this section.

                  7.2 Software Royalty. Seagate shall pay to Dragon Systems a royalty equal to [**] of Seagate's Software Net Revenue. These payments shall be made within [**] after the end of each calendar quarter, based upon such Net Revenue during that calendar quarter, and shall be accompanied by a report, in reasonable detail, specifying the basis for the amount paid. All Software Net Revenue and payments shall be computed in United States dollars. Net Revenue in other currencies in any calendar month shall be converted to United States dollars according to the rate of exchange published in the Wall Street Journal on the last business day of that calendar month. The parties may, in their discretion, renegotiate the above [**] royalty rate if Dragon Systems provides to Seagate significant New Versions.

                  7.3 Audit Rights. Dragon Systems shall be entitled to audit Seagate's books and records for the sole purpose of confirming the accuracy of Net Revenue reported pursuant to Section 7.2 above. Seagate shall be entitled to audit Dragon Systems' books and records to confirm the accuracy of Dragon Systems' Development Costs reported pursuant to Section 2.2 or 7.1 above. Each such audit shall be conducted in accordance with the procedures set forth in this section. The auditing party shall be entitled to retain an independent public accounting firm, reasonably acceptable to the other party, to audit the audited party's books and records solely for the purposes set forth hereinabove. Any such audit shall be performed at the auditing party's expense, on at least twenty (20) days' prior written notice to the audited party, during normal business hours and, at the audited party's option, subject to the independent accounting firm's execution of a reasonable confidentiality agreement. The independent accounting firm shall report to the auditing party only whether the correct Net Revenue or Development Costs, as applicable, have been reported and/or the correct royalties have been paid, as applicable, and, if not, the amount of the discrepancy. In no event shall the audited party's customer names be reported to the auditing party. Audits shall be conducted no more frequently than twice in any twelve (12) month period, unless the preceding audit revealed a discrepancy. In the case of any discrepancy, the appropriate adjustment in payments shall promptly be made. Any such audit shall be performed at the auditing party's expense, unless the audit reveals a discrepancy of more than the greater of (i) fifty thousand dollars ($50,000) or (ii) five percent (5%) between the Net Revenue or Development Costs actually reported and those which should have been reported, in which case the audited party shall reimburse the audit fee.

         8.       Software Support.

                  Dragon Systems agrees to provide to Seagate the Software support set forth in Exhibit D hereto.

         9.       Confidential Information.

                  9.1 Confidential Information. The term "Confidential Information" shall mean any information disclosed by one party to the other (i) prior to the date of this Agreement but with respect to the subject matter hereof, or (ii) pursuant to this Agreement, in each case which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. All Source Code, however, shall be considered Confidential Information whether or not it is so marked.

                  9.2 Confidentiality. Each party shall treat as confidential (as set forth herein) all Confidential Information of the other party, and shall not use such Confidential Information except as contemplated herein or otherwise authorized in writing. Each party shall implement reasonable procedures to prohibit the unauthorized disclosure or misuse of the other party's Confidential Information and shall not intentionally disclose such Confidential Information to any third party except for the purposes of this Agreement, and subject to confidentiality obligations similar to those set forth herein. Each of the parties shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

                  9.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

                      (i) was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiver;

                      (ii) was known to the receiver, without similar confidentiality restriction, at the time of disclosure;

                      (iii) is disclosed with the prior written approval of the discloser;

                      (iv) was independently developed by the receiver without any use of the Confidential Information; or

                      (v) becomes known to the receiver, without similar confidentiality restriction, from a source other than the discloser without breach of this Agreement by the receiver.

In addition, each party shall be entitled to disclose the other's Confidential Information to the extent required by any order or requirement of a court, administrative agency, or other governmental body, provided that the receiver shall provide prompt, advance notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

                  9.4 Residuals. Notwithstanding anything else in this Agreement, however, each party's employees and consultants shall be entitled to use, without restriction (subject to the above nondisclosure obligations) or payment and for any purpose, the other party's Confidential Information retained in such employees' or consultants' memory as a result of exposure to such Confidential Information pursuant to this Agreement, subject only to the other party's patents, copyrights, and mask work rights. Nothing in this Agreement will restrict each party's rights to assign or reassign its employees, including without limitation those who have had access to the other party's Confidential Information, to any project in its discretion.

         10. Termination.

                  10.1 Term. The term of this Agreement shall commence on the date first set forth above and shall continue thereafter unless and until terminated as provided in this section or elsewhere in this Agreement.

                  10.2 Convenience. Seagate shall be entitled to terminate this Agreement at any time, for any reason or for no reason, on written notice to Dragon Systems. Upon any such termination by Seagate, the rights and licenses granted to Seagate in Section 4 shall terminate, provided that Seagate shall be entitled to retain and use a reasonable number of copies of the Software and related materials to support existing Software customers. Seagate must reimburse all reasonable Development Costs incurred by Dragon prior to such termination subject to the limits set forth in Section 7.

                  10.3 Default. If either party defaults in the performance of its material obligations hereunder and if any such default is not corrected within sixty (60) days after it shall have been called to the attention of the defaulting party, in writing, by the other party, then the other party, at its option, may, in addition to any other remedies it may have, thereupon terminate this Agreement by giving written notice of termination to the other party.

                  10.4 Survival. The parties' rights and obligations with respect to the following sections shall survive any termination of this
Agreement: 3, 4 (subject to Section 10.2), 5, 6, 7.2 (provided that if the license in Section 4.1 terminates, this section shall survive only as to Software distribution prior to the effective date of termination), 7.3, 8, 9,
10.2 (second sentence), 11, 12 (unless the licenses pursuant to Sections 4.1 and
4.2 terminate), and 13.

         11. Limitation of Liability.

                  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT.

         12. Infringement Prosecution.

                  The parties shall cooperate, as set forth herein, to prosecute any patent, copyright, trade secret, or other intellectual property infringement action against any third party with respect to the Software, but only with respect to third party products, items, or activities which Seagate, in good faith, determines are competitive with, or otherwise detrimentally affect Seagate's activities with respect to, the Software ("Infringement Action").

                      (a) If either Seagate or Dragon Systems (the "Notifying Party") wishes to commence an Infringement Action, then such party shall promptly so notify the other party (the "Other Party") in writing of such infringement (the "Infringement Notice").

                      (b) The Other Party may, by written notice within thirty
(30) days after the Infringement Notice, elect to participate in the Infringement Action and agree to pay one-half of the costs of such prosecution. In such event, the parties shall jointly control and cooperate in prosecution of the Infringement Action and shall share equally in any monetary award resulting from such prosecution.

                      (c) If the Other Party does not elect to participate and share expenses as set forth in Section 12(b):

                      (i) If the Notifying Party takes reasonable actions to prosecute the infringement action within ninety (90) days after the expiration of the thirty (30) day period specified in Section 12(b), then (A) the Notifying Party shall have the sole right to prosecute the Infringement Action and retain any monetary award resulting therefrom and (B) the Other Party shall, at the Notifying Party's expense, take all actions reasonably requested by the Notifying Party in such prosecution.

                      (ii) If the Notifying Party does not take reasonable actions to prosecute the Infringement Action before the end of such ninety (90) day period, or notifies the Other Party that it does not intend to prosecute such infringement, then Section 12(a) shall become applicable again.

                      (d) If a party prosecutes an infringement and the other party does not bear one-half the costs of such prosecution as set forth above, then the prosecuting party shall retain the entire amount of any monetary award resulting from such prosecution.

                      (e) If a party prosecuting an Infringement Action on its own abandons the Infringement Action, then Section 12(a) above shall again apply with respect to that infringement.

                      (f) Each party shall, at the other party's reasonable expense, take all actions reasonably requested by the other party with respect to any Infringement Action prosecuted pursuant to this section, including without limitation the registration of copyrights (on an expedited basis if reasonably requested by the prosecuting party), providing witnesses and evidence, and/or joining the Infringement Action as a party plaintiff if necessary.

         13.      General Provisions.

                  13.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to conflict of laws principles.

                  13.2 All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and federal (United States District Court for the Northern District of California) California courts, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

                  13.3 Dragon Systems shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply a partnership, joint venture, or principal and agent relationship between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

                  13.4 At any time or from time to time on and after the date of this Agreement, Dragon Systems shall at the request of Seagate take or cause to be taken all such other actions, at Seagate's expense, as Seagate may reasonably deem necessary or desirable in order for Seagate to obtain the full benefits of this Agreement and the transactions contemplated hereby.

                  13.5 This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns, but neither party may assign this Agreement, by operation of law or otherwise, without the prior written consent of the other except that (i) Seagate at any time, and (ii) Dragon Systems only after Completion of development of the Software, may assign this Agreement to a person into which it has merged or who has otherwise succeeded to all or substantially all of its applicable business and assets. Notwithstanding the foregoing, however, Seagate (and any Seagate assignee) shall be entitled to assign this Agreement to any of its Affiliates.

                  13.6 Notice by either party under this Agreement shall be in writing and personally delivered or given by registered mail, overnight courier, or telecopy confirmed by registered mail, addressed to the other party at its address given herein (or at such other address as may be communicated to the other party in writing) and shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

                  13.7 No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

                  13.8 The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

                  13.9 (a) If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto ("Event of Force Majeure"), the party so affected upon giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

                      (b) The party suffering an Event of Force Majeure shall notify the other party within fifteen (15) days of the occurrence of such Events and within thirty (30) days shall furnish the other party with a recovery plan of action. Without limiting the foregoing, a party suffering an Event of Force Majeure shall use its reasonable best efforts to limit the impact of the Event of Force Majeure on such party's performance of this Agreement.

                  13.10 If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

                  13.11 In the event of any conflict or inconsistencies between the provisions of this Agreement and the provisions of any exhibits attached hereto or the provisions of any documents incorporated by reference, the provisions of this Agreement shall prevail.

                  13.12 Each party may disclose the existence and general nature of this Agreement, but agrees that the specific terms and conditions of this Agreement shall be held in confidence and may not be disclosed without the consent of the other party, except:

                           (i)      as required by any court or other
                                    governmental body;

                           (ii)     as otherwise required by law;

                           (iii) to legal counsel of the parties;

                           (iv) in confidence, to accountants, banks, and
financing sources and their advisors;

                           (v) in confidence, in connection with the enforcement
of this Agreement or rights under this Agreement; or

                           (vi) in confidence, in connection with an actual or
prospective merger, acquisition or similar transaction.

         14.      Entire Agreement.

                  The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof



SEAGATE TECHNOLOGY, INC.                             DRAGON SYSTEMS, INC.

By:   \s\ Stephen J. Luczo                           By: \s\ James K. Baker
      ----------------------                             --------------------

Print Name: Stephen J. Luczo                         Print Name: James K. Baker
      ----------------------                             --------------------
Title: EVP Corporate Development                     Title: CEO
      ----------------------                             --------------------

                                    EXHIBIT A

                                    SOFTWARE

         This Exhibit consists of a general description and specification for the Software, attached hereto as Exhibit A-1, and a detailed description and specification for the Software, to be attached hereto as Exhibit A-2 within fourteen (14) days after the date of this Agreement. Exhibit A-2 will be supplied by Dragon Systems to Seagate, for Seagate's approval, and shall be consistent with Exhibit A-1.

                                   EXHIBIT A-I

                                    SOFTWARE


         The software under development provides remote telephone access to the reports contained within the Crystal-Info software using Dragon Systems speech recognition technology. Once a user has identified him or herself, and selected the appropriate Crystal-Info APS, users are able to query the software as to the available reports by means of a voice-recognition "dialog," and are able to select an individual report for FAX transmission. Users are also able to specify the destination as an existing pre-programmed destination, or to enter a new phone number for this FAX transmission. Access to the system is gained by calling a telephone line that is connected to the system that this software operates on.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT B

                               DEVELOPMENT EXHIBIT



1.       Development Task Description.

         Dragon Systems shall develop and deliver to Seagate the Software in accordance with Exhibit A and the Specifications.

2.       Specifications.

         See Exhibit A.

3.       Development Schedule, Milestones and Deliverables.


                                                                                                       Aggregate Payment
         Milestones                  Deliverables                  Completion Date                           Cap
         ----------                  ------------                  ---------------                           ---
1.     Initial                 Demonstration to                        August 15, 1996                      [**]
       operation of            Seagate of first
       first prototype         prototype of Software
       Software

2.     First prototype         Working version of                      October 15, 1996                     [**]
       Software                system (Software (not
                               necessarily including
                               all features)
                               integrated with IMG
                               Crystal    Info
                               software)

3.     Complete                Demonstration                           November 8, 1996                     [**]
       demonstration           version of Software
       version of              suitable for
       Software for            demonstration at
       COMDEX                  COMDEX

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


4.     Final                   Functionally complete             February 1, 1997                     [**]
       prototype               final prototype
       Software                version of Software


5.     Complete                Revised Beta version              April 15, 1997                       [**]
       revised Beta            of Software
       version of
       Software
       (release
       candidate 1)

6.     Complete                Commercial release                June 1, 1997                         [**]
       commercial              version of Software
       release version
       of Software


5.       Special Terms and Conditions.

         It is understood that the above Schedule contemplates Software changes as a result of potential customer and other information obtained as a result of demonstration of the Software at COMDEX. If the parties agree that these changes are sufficiently significant to cause a change in the Schedule for Completion of Milestones 4, 5, and 6, then the parties will agree on new dates for those milestones.

                                    EXHIBIT C

                        FORM OF DEVELOPMENT COSTS REPORT



A.       Direct Expenses

         1.        Labor

                   Name              Rate          Hours             Total
                   ----              ----          -----             -----

         2.       Direct material costs

                           Item                            Amount
                           ----                            ------

B.       Overhead Expenses

                  Overhead expenses will be determined by taking the total number of salary dollars allocated to the Development Task, dividing that by the total number of salary dollars spent by the department(s) involved in the Development Task, and applying the resulting percentage to the total overhead cost attributed to those department(s). Dragon Systems will provide detailed expense summaries showing department spending for each month.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT D

                                SOFTWARE SUPPORT

         Seagate will be responsible for all direct telephone support of its Software customers. Dragon Systems will provide to Seagate all second line, backup support, for the Software, during those hours when Dragon System makes such support available to its customers (but in any event at least 9:00 a.m. - 5:00 p.m. eastern time), to enable Seagate to do so. If Seagate is unable, notwithstanding its diligent, reasonable best efforts, to resolve any particular customer Software problem, it shall be entitled to require direct contact for that problem between Dragon Systems and the customer for direct resolution by Dragon Systems.

         Dragon Systems will use its diligent, reasonable best efforts to solve each problem presented by Seagate within [**], provided that if a problem reveals a Software error which requires program coding modifications, Dragon Systems will use its diligent, reasonable best efforts to provide a correction or suitable workaround within [**].

                                    EXHIBIT E

                      FORM OF SOURCE CODE ESCROW AGREEMENT

                                   (ATTACHED)

                                ESCROW AGREEMENT



         This Escrow Agreement is entered into this 28th day of June, 1996, between and among Seagate Technology, Inc. (hereinafter called "Seagate"), a California corporation with its principal place of business at 920 Disc Drive, Scotts Valley, California 95066; Dragon Systems, Inc., (hereinafter called "Dragon Systems"), a Delaware corporation, with its principal place of business at 320 Nevada Street, Newton, Massachusetts 02160; and the "Escrow Agent" set forth at the end of this Agreement.

         WHEREAS, Dragon Systems and Seagate have entered into a Software Development and License Agreement dated June 28, 1996 (the "License Agreement"), whereby Seagate is authorized to reproduce and distribute, in object code form, the Software (as defined in the License Agreement);

         WHEREAS, Dragon Systems desires to provide assurance to Seagate that, in the event of certain conditions specified in the License Agreement, access to the source codes for the Software, and related documentation, as specified in
Exhibit 1 hereto (the "Escrow Materials") may be obtained for the purpose of providing maintenance, support, improvement, enhancement, and other modification of or addition to the Software;

         WHEREAS, Dragon Systems desires to enter into an escrow arrangement with Seagate to provide for the deposit of the Escrow Materials to be held by Escrow Agent pursuant to all of the terms and conditions of this Agreement; and

         WHEREAS, the Escrow Agent is willing to act as escrow agent for Dragon Systems and Seagate on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties agree as follows:

         1. Appointment. Dragon Systems and Seagate hereby appoint Escrow Agent as the escrow holder of the Escrow Materials under this Escrow Agreement, and the Escrow Agent accepts such appointment on the terms and conditions set forth in this Escrow Agreement.


         2. Deposit of Escrow Materials. Dragon Systems agrees to deposit with the Escrow Agent one copy of the Escrow Materials within thirty (30) days after the date of this Agreement. Dragon Systems agrees to deposit updated versions, if any, of the Escrow Materials [STRIKE-THROUGH TEXT]upon completion of any new Revisions, Upgrades, etc \s\ JKB \s\SL. Escrow Agent shall hold and dispose of the Escrow Materials only in accordance with the terms of this Escrow Agreement.

         3. Transfer of Copy Title. Title to the physical Escrow Materials shall vest in the Escrow Agent when material constituting the Escrow Materials comes into possession of the Escrow Agent. The Escrow Agent shall have no rights with respect to the intellectual property embodied in the Escrow Materials and shall have no right to use the Escrow Materials except to hold and dispose of the Escrow Materials as set forth herein.

         4. Purpose. The Escrow Materials shall constitute a reserve to be made available to Seagate, under the terms of this Escrow Agreement, only upon the occurrence of one of the release conditions set forth in Section 4.5 of the License Agreement, i.e., in the event (i) Dragon Systems dissolves or liquidates, or takes any corporate or other action to achieve dissolution or liquidation, or Dragon Systems ceases to conduct business in the normal course, or (ii) both (A) Dragons Systems is a debtor in a bankruptcy proceeding or other proceeding for the general settlement of its debts, or a receiver or other official is appointed for all or substantially all of Dragon Systems' assets, or Dragon Systems makes a general assignment for the benefit of creditors, and (B) Dragon Systems is unable to perform its obligations pursuant to Section 8 of the License Agreement.

         5. Escrow Release. Subject to Sections 6, 7, and 8, the Escrow Agent shall promptly, release and deliver the Escrow Materials to Seagate following the receipt of written authorization, but not sooner than sixteen (16) days following the date of such notice, from an officer of Seagate certifying that Seagate is entitled to the Escrow Materials (the "Notice") pursuant to Section 4 above, which is not disputed by Dragon Systems in accordance with Section 6 below. Seagate shall concurrently provide a copy of the Notice to Dragon Systems.

         6. Disputed Notice. If Dragon Systems disputes the existence of the conditions upon which the Notice is based, then Dragon Systems shall, within fifteen (15) days following its receipt of the Notice, submit a "Counternotice" to the Escrow Agent explaining the basis for its dispute, with a concurrent copy to Seagate. If the Counternotice is received by the Escrow Agent and Seagate before the close of business on the fifteenth (15th) day following receipt of the Notice by Dragon Systems (or, if the fifteenth day is not a Seagate business day, the first Seagate business day thereafter), then the Escrow Agent shall withhold delivery of the Escrow Materials pending receipt of (a) a decision evidencing the outcome of the arbitration provided for in Section 7 below, or
(b) other written instructions signed by both Seagate and Dragon Systems. Upon receipt of said decision or other instructions, the Escrow Agent shall deliver a copy of the Escrow Materials only in accordance with the decision or instructions.

         7. Arbitration of Disputed Notice. Dragon Systems and Seagate agree that, if the Counternotice is given by Dragon Systems pursuant to Section 6 above, then Seagate and Dragon Systems shall submit to the jurisdiction of the American Arbitration Association to resolve the dispute promptly and shall commence the hearing before a Board of Arbitrators (the "Board") in San Jose, California, within thirty (30) days following receipt of the Counternotice by the Escrow Agent. The Board shall consist of three (3) members selected by the American Arbitration Association. The sole question before the Board shall be whether there existed, at the time Seagate transmitted the Notice to the Escrow Agent under Section 5 above, any of the conditions specified in Section 4. This arbitration shall be governed by the then-current rules of the American Arbitration Association. The parties agree that the decision of the Board shall be final and binding and that this decision shall be immediately delivered to the parties to the arbitration and to the Escrow Agent. If the Board finds that the Notice was properly given by Seagate on the basis of the existence of a condition specified in Section 4 above, then the Escrow Agent shall promptly deliver the Escrow Materials to Seagate. If the Board finds to the contrary, then the Escrow Agent shall not release the Escrow Materials. All fees and charges by the American Arbitration Association shall be paid by the nonprevailing party in the arbitration; each party, however, shall be responsible for the payment of all fees and expenses connected with the presentation of its respective case.

         8. Termination. This Escrow Agreement and the escrow established pursuant to this Escrow Agreement shall terminate upon (a) notice of such termination by Seagate, or (b) termination of Seagate's Software license pursuant to the License Agreement, and all materials comprising the Escrow Materials, and title thereto, shall thereupon be returned to Dragon Systems.

         9. Notices.

                  9.1 It is understood that the Escrow Agent will incur no liability for acting upon any instruction, notice, direction or other document believed by it in good faith to be genuine and to have been made, signed, sent or presented by the person or persons authorized to perform such act under the terms of this Escrow Agreement.

                  9.2 Each Notice, Counternotice, and all other notices, instructions, deliveries and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given and received when personally delivered (by overnight delivery or courier service or otherwise), when sent by telecopy, or two (2) days after mailing if mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when actually received):

To Escrow Agent:                    To the address set forth at the end of this
                                    Escrow Agreement, and to the attention of the person signing this Escrow Agreement on behalf of Escrow Agent.

To Dragon Systems:                  To the address first set forth above.

To Seagate:                         To the address first set forth above.

         or to such other name or address as the Escrow Agent, Dragon Systems or Seagate, as the case may be, shall designate by notice to the other party hereto in the manner specified in this section.

         10. Liability of Escrow Agent. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Escrow Agreement. In the event of any controversy hereunder or with respect to any questions as to the construction of this Escrow Agreement or any action to be taken by the Escrow Agent, the Escrow Agent may, at its expense, consult with counsel selected and employed by it, and the Escrow Agent shall incur no liability for any action taken or suffered in good faith in accordance with the opinion of such counsel. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of Dragon Systems, Seagate, or for anyone else, to perform or comply with any of the provisions of this Escrow Agreement.

         11. Governing Law; Forum Selection. This Escrow Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. All disputes arising out of this Agreement, other than the arbitration pursuant to Section 7, will be subject to the exclusive jurisdiction and venue of the California state courts (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California), and the parties consent to the personal and exclusive jurisdiction of these courts.

         12. Entire Agreement. This Escrow Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be changed, modified, or terminated orally.

         13. Validity. No action taken by the Escrow Agent in accordance with the terms and provisions hereof shall be deemed to constitute a representation of the Escrow Agent as to the validity or value of any documents or instructions held by, or delivered to, it.

         14.      Resignation/Replacement.

                  14.1 Upon sixty (60) days' prior written notice given to Dragon Systems and Seagate, the Escrow Agent may resign. Within fifteen (15) days after the giving of such notice, Dragon Systems and Seagate shall mutually designate a successor Escrow Agent. Such successor Escrow Agent shall be bound by the terms and provisions of this Escrow Agreement. In the event that no such agreement is reached within such fifteen (15) day period, the Escrow Agent shall continue to hold the Escrow Materials then held by it and shall take no further actions and shall have no further obligations hereunder except as required by the last sentence of this Section 14(a). The Escrow Agent named herein shall cooperate with its successor in order to effectuate the transfer of its duties to the successor Escrow Agent.

                  14.2 Upon notice, Dragon Systems and Seagate may replace Escrow Agent with a successor, who shall replace Escrow Agent and be bound by all the terms and conditions of this Agreement.

         15. Fees and Expenses. Seagate agrees to pay the fees of the Escrow Agent for its services hereunder during the term of this Agreement. Such fees shall consist of periodical escrow maintenance charges, at Escrow Agent's standard rates, and fees charged for carrying out its duties hereunder. In all other cases, each party shall be responsible for its expenses incurred in connection with this Agreement.

         16. Indemnification. Seagate and Dragon Systems jointly and severally agree to indemnify, [STRIKE-THROUGH TEXT] defend and hold harmless \s\ JKB \s\SL \s\KY the Escrow Agent from and against any and all third party claims, suits and other proceedings, and all judgments and other awards against the Escrow Agent in connection therewith, in each case which may be imposed on, or incurred by, or asserted against, the Escrow Agent in any way relating to, or arising out of, this Agreement, or any action taken or omitted by the Escrow Agent under this Agreement, provided that neither Seagate nor Dragon Systems shall be liable for that portion of any such indemnification amount resulting from the Escrow Agent's gross negligence or willful misconduct or violation by the Escrow Agent of any terms or provisions of this Escrow Agreement. This indemnity shall be conditioned in each case on the Escrow Agent's providing to Seagate and Dragon Systems prompt written notice of the claim, allowing Seagate and Dragon Systems to control the defense and settlement of the claim, and providing reasonable assistance to Seagate and Dragon Systems in connection therewith.

         IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Agreement as of the date set forth above.


                                          SEAGATE TECHNOLOGY, INC.


                                          By:  \s\ Stephen J. Luczo
                                               ---------------------------
                                          Print Name: Stephen J. Luczo
                                               ---------------------------
                                          Title: EVP Corporate Development
                                               ---------------------------

                                          DRAGON SYSTEMS, INC.

                                          By: \s\ James K. Baker
                                               ---------------------------
                                          Print Name:  James K. Baker
                                               ---------------------------
                                          Title:        CEO
                                               ---------------------------

                                          ESCROW AGENT:

                                          Data Securities International, Inc.
                                          Name: Contract Administration
                                                9555 Chesapeake Drive. Suite 200
                                          Address:  San Diego, CA 92123

                                          By: \s\  Katherine C. Young
                                               ---------------------------
                                                          10-1-96
                                          Print Name:  Katherine C. Young
                                               ---------------------------
                                          Title: Senior Contracts Administrator
                                               ---------------------------

                                    EXHIBIT 1

                                ESCROW MATERIALS





1.       All source code (with all comments) in machine readable form.


2. All tools necessary to build the Software, and all necessary documentation with respect thereto.